EXHIBIT (4)(xviii)




                                                                  July 15, 1998



Plymouth Rubber Company, Inc.
104 Revere Street
Canton, Massachusetts 02021

Re: Eighth Amendment

Gentlemen:

     Plymouth Rubber Company, Inc., a Massachusetts corporation ("Borrower") and LaSalle National Bank, a national banking association ("Bank") have entered into that certain Loan and Security Agreement dated June 6, 1996 (the "Security Agreement"). From time to time thereafter, Borrower and Bank may have executed various amendments
(each an "Amendment" and collectively the "Amendments") to the Security Agreement (the Security Agreement and the Amendments hereinafter are referred to, collectively, as the "Agreement"). Borrower and Bank now desire to further amend the Agreement as provided herein, subject to the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.      The Agreement hereby is amended as follows:

(a) Paragraph (10) of Exhibit A of the Agreement is amended to add the following provision:

(10).(1 )       REDEMPTION OF STOCK:  Notwithstanding the
provisions of subparagraph 11(k) of the Agreement;
and provided, that (I) such redemption is permitted under all applicable laws; and (ii) no Event of Default shall have occurred prior to the time of, or would occur as a result of such redemption, Borrower may redeem the existing shares of its common or preferred stock in an amount not to exceed One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate over the term of the Loans during the Original Term or Renewal Term.
(10).(2) YEAR 2000: Borrower and its Subsidiaries have reviewed the areas within their business and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the "Year 2000 Problem"
(that is, the risk that computer applications used by Borrower and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 30, 1999), and have made related appropriate inquiry of material suppliers and vendors. Based on such review and program, Borrower believes that the "Year 2000 Problem" will not have a material adverse effect on its business, assets or condition, financial or otherwise. From time to time, at the request of Bank, Borrower and its Subsidiaries shall provide to Bank such updated information or documentation as is requested regarding the status of their efforts to address the "Year 2000 Problem."
2. This amendment shall not become effective until fully executed by all parties hereto.
3. Except as expressly amended hereby and by any other supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated hereby, the Agreement and Exhibit A thereto hereby are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof.



LASALLE NATIONAL BANK
a national banking association



By: /s/ John Mostofi

Title: VP






Accepted and agreed to this
 30th  day of   July  ,  1998.


PLYMOUTH RUBBER COMPANY, INC.


By:/s/ Joseph J. Berns

Title: VP Finance


Consented and agreed to by the following
Guarantor of the obligations of PLYMOUTH
RUBBER COMPANY, INC. to LASALLE
NATIONAL BANK.


BRITE-LINE TECHNOLOGIES, INC.

          By: /s/ Joseph J. Berns

          Title: VP Finance

          Date:        July 30      , 1998





==============================================================================





                                                            February 18, 1999




Plymouth Rubber Company, Inc.
104 Revere Street
Canton, Massachusetts 02021

Re: Ninth Amendment

Gentlemen:

     Plymouth Rubber Company, Inc., a Massachusetts corporation ("Borrower") and LaSalle National Bank, a national banking association ("Bank") have entered into that certain Loan and Security Agreement dated June 6, 1996 (the "Security Agreement"). From time to time thereafter, Borrower and Bank may have executed various amendments
(each an "Amendment" and collectively the "Amendments") to the Security Agreement (the Security Agreement and the Amendments hereinafter are referred to, collectively, as the "Agreement"). Borrower and Bank now desire to further amend the Agreement as provided herein, subject to the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.      The Agreement hereby is amended as follows:

     (a) Paragraph (1) of the Agreement is amended to add the following provision:

(a)(a)  "LIBOR Rate" shall mean with respect to any LIBOR Rate
Loan for any Interest Period (as defined in subparagraph
(5)(b) of Exhibit A of the Agreement), a rate per annum equal to the offered rate for deposits in United States dollars for a period equal to such Interest Period as it appears on Telerate page 3750 as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period. "Telerate page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace page 3750 of that service or such other service as may be nominated by the British
Bankers' Association as the vendor for the purpose of displaying British Bankers' Association interest settlement rates for United States dollar deposits).
(b) Subparagraph (7)(c) of the Agreement is deleted in its entirety and the following is substituted in its place:

     (c) Bank shall, within two (2) business days after receipt by Bank at its office in Chicago, Illinois of cash or other immediately available funds from collections of items of payment and proceeds of any Collateral, apply the whole or any part of such collections or proceeds against the Liabilities in such order as Bank shall determine in its sole discretion.

(c) Paragraph (1) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

          (1) LOAN LIMIT: Bank may, in its sole discretion, advance an amount up to the sum of the following sublimits (the "Loan
Limit"):

(a) Subject to Paragraph (4) of this Exhibit A, up to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of Borrower's Eligible Accounts; provided, that with respect to Eligible Accounts which are payable in currencies other than U.S. Dollars, the face amount and all discounts, credits and allowances shall be determined using the U.S. Dollar equivalent thereof at such time, determined with such frequency as Bank shall require, but not less than weekly, based on the exchange rates published in the Wall Street Journal on the date of determination; plus

          (b) Up to fifty-five percent (55%) of the lower of the cost or market value of Borrower's Eligible Inventory or Six
Million and No/100 Dollars ($6,000,000.00), whichever is less; plus

          (c) Subject to subparagraph (3)(a) of this Exhibit A, Three Million and No/100 Dollars ($3,000,000.00) against that certain real property described in subparagraph (13)(a) of this Exhibit A ; minus

          (d) Such reserves as Bank elects, in its sole discretion, to establish from time to time;

                provided, that the aggregate amount of Loans made pursuant to (i) subparagraph (b) above; and (ii) Loans, as such term is defined in that certain Loan and Security
Agreement entered into by and between Brite-Line
Technologies, Inc. ("Brite-Line") and Bank dated
February 25, 1997 (the "Brite-Line Agreement"), made pursuant to subparagraph (1)(b) of Exhibit A of the Brite-
Line Agreement shall in no event exceed Seven Million
Two Hundred Fifty Thousand and No/100 Dollars
($7,250,000.00);

       further provided, that the aggregate Loan Limit shall in no event exceed Eighteen Million and No/100 Dollars
($18,000,000.00), except as such amount may be increased or decreased by Bank, in its sole discretion, from time to time; and

       further provided, that the aggregate amount of Loans to
(i) Borrower under this Agreement; and (ii) the aggregate amount of Loans to Brite-Line under the Brite-Line Agreement, shall in no event exceed
Eighteen Million and No/100 Dollars ($18,000,000.00).

     (d) Subparagraph (3)(a) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

     (a) The availability described in subparagraph (1)(c) of this Exhibit A shall be automatically curtailed by Fifty
Thousand and No/100 Dollars ($50,000.00) per month, commencing on July 2, 1999 and continuing on the corresponding day of each month thereafter until the earliest to occur of (i) the date on which said availability shall be reduced in full; (ii) the date upon which demand for repayment of the Loans is made by Bank, on which date said availability shall be reduced in full; and (iii) the date upon which this Agreement terminates pursuant to the provisions of Paragraph 9 of the Agreement, on which date said availability shall be reduced in full.

     (e) Paragraph (5) of Exhibit A of the Agreement (but excluding Paragraph (5).(1) of Exhibit A of the Agreement) is deleted in its entirety and the following is substituted in its place:

     (5) INTEREST RATE: Subject to the terms and conditions set forth below, the Loans shall bear interest at the per annum rate of interest set forth in subsection (a) or (b) below:

               (a) Bank's publicly announced prime rate per annum (which is not intended to be Bank's lowest or most favorable rate in effect at any time) (the "Prime Rate") in effect from time to time, payable on the last Business Day of each month in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.

(b) Two percent (2%) per annum in excess of the LIBOR Rate for the applicable Interest Period, such rate to remain fixed for such Interest Period. "Interest Period" shall mean any continuous period of thirty (30), sixty
(60), ninety (90) or one hundred eighty (180) days, as selected from time to time by Borrower by irrevocable notice (in writing, by telex, telegram or cable) given to Bank not less than three (3) Business Days prior to the first day of each respective Interest Period) commencing on the date hereof; provided that: (i) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (ii) the final Interest Period shall be such that its expiration occurs on or before the end of the Original Term or any Renewal Term;
and (iii) if for any reason Borrower shall fail to timely select a period, then such Loans shall continue as, or revert to, Prime Rate Loans. Interest shall be payable on the last Business Day of each month, at maturity, and on the date of any payment hereon by Borrower.
          Upon the occurrence of an Event of Default and the continuance thereof, the Loans shall bear interest at the rate of two percent (2.0%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand. All interest shall be calculated on the basis of a 360-day year.

(f) Subparagraph (5).(1)(f) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

           (f) Each request for LIBOR Rate Loans shall be in an amount not less than One Million and No/100 Dollars ($1,000,000.00), and in integral multiples of Two Hundred Thousand and No/100 Dollars
($200,000.00).

(g) Subparagraph (6)(a) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

          (a) Unused Line Fee: Borrower and Brite-Line shall jointly pay to Bank an unused line fee of one-half of one percent (1/2 of 1%) of the average aggregate monthly loan balance of Borrower and Brite-Line, which fee shall be fully earned by Bank and payable monthly in arrears on each day that interest is payable hereunder. Said fee shall be calculated on the basis of a 360 day year.

     (h) Subparagraph (6)(b) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

          (b) Prepayment Fee: If Borrower and Brite-Line elect to terminate this Agreement and the Brite-Line Agreement prior to the termination dates thereof, Borrower and Brite-Line shall jointly pay to Bank a prepayment fee in the aggregate equal to (i) Three Hundred Thousand and No/100 Dollars ($300,000.00) if this Agreement and the Brite-Line Agreement are terminated on or before June
2, 2000; (ii) Two Hundred Thousand and No/100 Dollars
($200,000.00) if this Agreement and the Britle-Line
Agreement are terminated after June 2, 2000 and prior to June 2, 2001; and (iii) One Hundred Thousand and
No/100 Dollars ($100,000.00) if this Agreement and the Brite-Line Agreement are terminated after June 2, 2001 but prior to the end of the Original Term or any Renewal
Term; provided that if Borrower and Brite-Line sell all or substantially all of their assets or stock to a Person other than an Affiliate and such sale is consented to by Bank and the Liabilities are prepaid and this Agreement and the Brite-Line Agreement are terminated as a result thereof, then Borrower and Brite-Line shall be required to jointly pay a prepayment fee of one percent (1%) of the aggregate Loan Limit under this Agreement and the Brite-Line Agreement.

     (i) Paragraph (6) of Exhibit A of the Agreement is amended to add the following provision:

          (6).(1) ORIGINAL TERM: The date of the Original Term set forth in Paragraph 9 of the Agreement is deleted and the date of June 2, 2002 is substituted in its place.

     (j) Paragraph (8) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

          (8) TANGIBLE NET WORTH: Notwithstanding the provisions of subparagraph 11(o) of the Agreement, Borrower's and Brite-
Line's consolidated tangible net worth in the aggregate shall not, on the last day of each fiscal quarter, be less than the Minimum Tangible Net Worth, as hereinafter defined. On the last day of the first, second and third fiscal quarters of Borrower's 1999 fiscal year, "Minimum Tangible Net Worth" shall equal One Million Eight Hundred Nineteen Thousand and No/100 Dollars ($1,819,000.00). On the last day of Borrower's1999 fiscal year end and on the last day of the first, second and third fiscal quarters of Borrower's 2000 fiscal year, Minimum Tangible Net Worth shall equal One Million
Nine Hundred Nineteen Thousand and No/100 Dollars
($1,919,000.00). Thereafter, on the last day of each of Borrower's fiscal quarters, Minimum Tangible Net Worth shall be equal to Minimum Tangible Net Worth on the last day of the immediately preceding fiscal year plus One Hundred
Thousand and No/100 Dollars ($100,000.00). "Tangible Net
Worth" being defined for purposes of this subparagraph as Borrower's and Brite-Line's shareholders' equity (including retained earnings) less the book value of all intangible assets as determined solely by Bank on a consistent basis plus the amount of any LIFO reserve plus the amount of any debt subordinated to Bank, all as determined under generally accepted accounting principles applied on a basis consistent with the financial statement dated October 30, 1998 except as set forth herein. For purposes of this subparagraph, (a) intangible assets are: (i) intangible asset-FAS #87, (ii) deferred tax asset, net of the valuation reserve-FAS #109, and (iii) trade names; and (b) pension liability adjustments are excluded.

2. This amendment shall not become effective until (a) fully executed by all parties hereto and (b) June 3, 1999.

     3. Except as expressly amended hereby and by any other supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated hereby, the Agreement and Exhibit A thereto hereby are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof.
                              LASALLE NATIONAL BANK
                              a national banking association

                              By: /s/ John Mostofi

                               Title: VP


Accepted and agreed to this
 19th day of February,1999.

PLYMOUTH RUBBER COMPANY, INC.

By: /s/ Joseph J. Berns

Title: VP Finance








Consented and agreed to by the following
Guarantor of the obligations of PLYMOUTH
RUBBER COMPANY, INC. to LASALLE
NATIONAL BANK.

BRITE-LINE TECHNOLOGIES, INC.

By: /s/ Joseph J. Berns

Title: VP Finance

Date: February 19, 1999
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